Exhibit 10.2

FIRST AMENDMENT TO THE
THE BANCORP, INC.
2018 EQUITY INCENTIVE PLAN

This First Amendment (the "First Amendment") to The Bancorp, Inc. 2018 Equity Incentive Plan (the "Plan") is hereby adopted as of May 2, 2018 (the "Amendment Effective Date").

WHEREAS, The Bancorp, Inc. (the "Company") adopted the Plan on December 20, 2017, subject to stockholder approval of the Plan; and

WHEREAS, Section 6.1 of the Plan provides that the Company's board of directors (the "Board of Directors") may amend the Plan in certain respects; and

WHEREAS, the Board of Directors desires to amend the Plan in the manner contemplated hereby to clarify that the maximum number of shares of stock that may be subject to stock options, restricted stock units or restricted stock awards granted to any employee, officer or non-employee director during any calendar year shall be 500,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows, as of the Amendment Effective Date:

1.	Section 3.3 of the Plan is hereby amended and restated to read in its entirety as follows:

"Section 3.3          Individual Share Limitations.

(a)          The maximum number of shares of Stock, in the aggregate, that may be covered by a Stock Option, Restricted Stock Award or Restricted Stock Unit granted to any one Employee or non-Employee Director pursuant to Section 3.2 during any calendar year shall be 500,000.

(b)          The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4."

2.	Except as set forth above, all other terms and conditions in the Plan shall remain in effect.

IN WITNESS WHEREOF, the Board of Directors has adopted this First Amendment as of the date first written above.

THE BANCORP, INC.
By:

/s/ Paul Frenkiel
Paul Frenkiel
Secretary